Exhibit (a)(1)(vii)

SCRIPPS NETWORKS INTERACTIVE, INC.

2008 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARES AGREEMENT

(Employees)

Summary of Restricted Share Grant

Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan (the “Plan”) and this Restricted Shares Agreement (the “Agreement”), the following number of Restricted Shares, on the Date of Grant set forth below:

Name of Grantee:

Number of Restricted Shares:

Date of Grant:	June 26, 2009

Vesting Dates:	50% on the first anniversary of the Date of Grant and 50% on the second anniversary of the Date of Grant

Terms of Agreement

1. Grant of Restricted Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the total number of restricted Class A Common Shares, par value $0.01, of the Company (the “Restricted Shares”) set forth above. The Restricted Shares shall be fully paid and nonassessable.

2. Vesting of Restricted Shares.

(a) One-half of the number of Restricted Shares shall vest on the first anniversary of the Date of Grant (the “First Vesting Date”), and the remaining one-half of the number of Restricted Shares shall vest on the second anniversary of the Date of Grant (the “Second Vesting Date”), provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable vesting date. If this vesting schedule could result in the vesting of a fractional Restricted Share, then the fractional Restricted Share that is scheduled to vest on the First Vesting Date shall be rounded up to the nearest whole share, and the fractional Restricted Share that is scheduled to vest on the Second Vesting Date shall be rounded down to the nearest whole share, so that only a whole number of Restricted Shares shall vest on each vesting date.

(b) Notwithstanding the provisions of Section 2(a), the Restricted Shares covered by this Agreement that have not yet vested under Section 2(a) shall immediately vest if, prior to the applicable vesting date (i) the Grantee’s employment with the Company and its Subsidiaries terminates by reason of death or Disability, or (ii) a Change in Control occurs while the Grantee is employed by the Company or a Subsidiary.

(c) For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not

Exhibit (a)(1)(vii) - 1

be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

3. Forfeiture of Shares. The Restricted Shares that have not yet vested pursuant to Section 2 (and any rights associated therewith, including without limitation any dividends for which the record date occurs on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company and its Subsidiaries other than as provided in Section 2(b)(i). The Restricted Shares are also subject to the forfeiture provisions set forth in Section 11 of the Plan. In the event of a forfeiture of the Restricted Shares, the stock book entry account representing the Restricted Shares covered by this Agreement shall be cancelled.

4. Transferability. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, except to the Company, by will or the laws of descent and distribution, or as may otherwise be permitted by the Plan, until the Restricted Shares have vested as provided in Section 2. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares. Any permitted transferee (other than the Company) shall remain subject to all the terms and conditions applicable to the Restricted Shares prior to such transfer.

5. Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon (which such cash dividends shall be paid to the Grantee at the same time they are paid to the holders of Class A Common Shares of the Company); provided, however, that any additional Class A Common Shares of the Company or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Shares and shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.

6. Custody of Restricted Shares; Stock Power. Until the Restricted Shares have vested as provided in Section 2, the Restricted Shares shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of the Company. The Grantee agrees that, in order to ensure compliance with the restrictions imposed on the Restricted Shares under this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any. By execution of this Agreement and effective until the Restricted Shares have become vested as provided in Section 2, the Grantee hereby irrevocably constitutes and appoints each of the Chief Executive Officer, the Chief Legal Officer and the Chief Financial Officer of the Company as attorney-in-fact to transfer the Restricted Shares on the stock transfer records of the Company with full power of substitution. The Grantee agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as the Company may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

Exhibit (a)(1)(vii) - 2

8. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or its Subsidiaries.

9. Taxes and Withholding.

(a) The Grantee shall irrevocably elect on a form provided by the Company, and no later than a date specified by the Company, to satisfy the minimum amount required to be withheld for federal, state, local, foreign or other taxes attributable to the vesting of the Restricted Shares by either (i) surrendering to the Company a number of the Restricted Shares that becomes vested hereunder with a value equal to the minimum required withholding (based on the Closing Price of the Shares on the date of surrender); provided that to prevent the issuance of fractional shares and the under-withholding of taxes, the Grantee agrees that the number of Restricted Shares surrendered shall be rounded up to the next whole number of shares, or (ii) tendering a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment thereof. If the Grantee does not elect a withholding method as provided herein (or the election does not comply with the terms and conditions established by the Company), then the required withholding obligation shall be satisfied by the Company or Subsidiary (as applicable) using the method described in Section 9(a)(i).

(b) If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with any cash dividends paid with respect to the Restricted Shares, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to either (i) withhold or cause to be withheld the required taxes from the payment of the cash dividend, (ii) require the Grantee to tender a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment of the required tax withholding, or (iii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

(c) If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the Grantee making an election under Section 83(b) of the Code with respect to the Restricted Shares, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to either (i) require the Grantee to tender a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment of the required tax withholding, or (ii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code). The Grantee hereby agrees to promptly submit a copy of any election made by the Grantee pursuant to Section 83(b) of the Code to the following address: Exchange Program, Scripps Networks Interactive, Inc., 312 Walnut Street, Cincinnati, Ohio 45202, Attention: Susan Balsley, Compensation Manager.

10. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the New York Stock Exchange or any national securities exchange with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Restricted Shares shall not be delivered or become vested if the delivery or vesting thereof would result in a violation of any such law or listing requirement.

Exhibit (a)(1)(vii) - 3

11. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

12. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.

14. Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

16. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

17. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

Exhibit (a)(1)(vii) - 4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Grantee has agreed to be subject to the terms and conditions of this Agreement, as of the Date of Grant.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:
Kenneth W. Lowe Chairman, President and Chief Executive Officer

Exhibit (a)(1)(vii) - 5